Exhibit 99.1
LIBERTY GLOBAL COMPLETES BUYOUT OF VODAFONEZIGGO AS IT PREPARES FOR 2027 ZIGGO GROUP LISTING

Denver, Colorado; London, UK – August 03, 2026

Liberty Global Ltd. (NASDAQ: LBTYA, LBTYB and LBTYK) today announced the completion of its acquisition of Vodafone Group Plc's 50% shareholding in VodafoneZiggo, paving the way for the creation of Ziggo Group, the Benelux connectivity champion with 13 million customers and €6.6bn of revenue*.

As part of the transaction, Vodafone has received approximately €1.0 billion in cash and a 10% equity interest in Ziggo Group, which will hold Liberty Global's interests in VodafoneZiggo in the Netherlands and Telenet in Belgium and Luxembourg. Liberty Global holds the remaining 90% of Ziggo Group.

The completion of the transaction marks a significant milestone in Liberty Global's strategy to unlock value in its telecommunications portfolio. As previously announced, the company plans to list Ziggo Group in Amsterdam in 2027 by spinning-off the 90% held by Liberty Global to its shareholders. The proposed spin-off is intended to be tax free for US shareholders of Liberty Global (with evaluation of tax treatment in other jurisdictions ongoing), and follows the successful spin-off of the company's Swiss telecoms group, Sunrise, which has delivered significant returns for shareholders.

Plans for the listing of Ziggo Group are already under way with VodafoneZiggo CEO Stephen van Rooyen appointed CEO of Ziggo Group and Sunrise CFO Jany Fruytier becoming CFO once Ziggo Group begins operations in September.

The financial separation of Telenet’s and Wyre’s credit facilities has also been completed following the Belgian Competition Authority’s approval of the network collaboration in Flanders between Wyre and Proximus.

Wyre has drawn €2.71bn ($3.13bn) of debt from its €4.35bn ($5.02bn) bank facility. The use of proceeds included a €398m ($460m) dividend to Telenet and the repayment of a €1.98bn ($2.28bn) intercompany loan to Telenet. Telenet then used proceeds to repay €2.12bn ($2.45bn) of its own debt, maturing in 2028.

In addition, €1.2-1.4bn ($1.4-1.6bn) of asset disposals across the Ziggo Group (50% of Telenet’s stake in Wyre, VodafoneZiggo’s tower portfolio and certain property assets in Belgium and Holland) are under way with the proceeds being used to retire debt.

Mike Fries, Liberty Global Chairman and CEO, said: “Ziggo Group is already the most important telecommunications company in the Benelux region, with the scale to deliver the highest quality services to residential and enterprise customers and the ambition to create long-term value for shareholders. Local investors will soon have the opportunity to invest in a regional champion with strong customer propositions and a compelling outlook for free cash flow generation and dividends over time.

“I’m also delighted that Vodafone will remain a 10% shareholder in the Ziggo Group. They have been an outstanding partner for nearly a decade and we will always maintain a strong relationship with Margherita and her team.”

Stephen van Rooyen, VodafoneZiggo CEO and intended Ziggo Group CEO said: “Today marks the start of Ziggo Group. For customers, nothing changes: they keep the same trusted brands they know today. Behind the scenes, though, we're creating a stronger company with greater ability to invest, innovate and build for the future. Our ambition is simple: combine the strength of a larger group with the focus and entrepreneurial spirit of strong local businesses.”

* Financial data as of December 31, 2025 and represents the combined results of the VodafoneZiggo JV and Telenet, excluding Wyre. US GAAP and IFRS are broadly similar. For more additional information please see the Liberty Global Q1 2026 investor presentation.
ABOUT LIBERTY GLOBAL

Liberty Global Ltd. (Nasdaq: LBTYA, LBTYB, LBTYK) delivers long-term shareholder value through the strategic management of two complementary platforms: Liberty Telecom and Liberty Growth.

Liberty Telecom is a world leader in converged broadband, video and mobile communications, providing approximately 80 million fixed and mobile connections across Europe through advanced fiber and 5G networks that empower customers and strengthen national economies. The business generates aggregate revenue of $22 billion, including approximately $18 billion from nonconsolidated joint ventures and $4 billion from consolidated operations.

Liberty Growth invests in scalable businesses across the technology, media, sports and infrastructure sectors, with a portfolio of roughly 70 companies and funds valued at $3.4 billion.*

Together, these platforms reflect Liberty Global's focus on operating, enabling and investing in businesses with strong strategic fit and the potential to deliver sustainable long-term returns.

*As independently valued as of December 31, 2025.

FORWARD LOOKING STATEMENT
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the combination of Liberty Global’s interests in VodafoneZiggo and Telenet into a new holding company to be named Ziggo Group, the potential listing of the Ziggo Group shares for trading (together, the “Transaction”), the performance of Ziggo Group following the Transaction and other information and statements that are not historical fact. These forward-looking statements are subject to certain risks and uncertainties, some of which are beyond our control, that could cause actual results to differ materially from those expressed or implied by these statements. Such risks and uncertainties include the risk that we do not receive shareholder approval for certain aspects of the Transaction and/or related matters, our ability to satisfy the other conditions to the Transaction on the expected timeframe or at all, the approval of the shares of Ziggo Group for listing on the relevant stock exchange and the development of a trading market for them, the Liberty Global Board of Directors’ discretion to decide not to complete the Transaction for any reason, our ability to realize the expected benefits from the Transaction, unanticipated difficulties or costs in connection with the Transaction, Ziggo Group’s ability to successfully operate as an independent public company and maintain its relationships with material counterparties after the Transaction and other factors detailed from time to time in Liberty Global’s most recently filed Annual Report on Form 10-K and in Liberty Global’s other filings with the SEC, as it may be updated or supplemented from time to time by our quarterly reports and other subsequent filings.

These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You are cautioned not to place undue reliance on any forward-looking statement.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations	Corporate Communications
Michael Bishop +44 20 8483 6246	Pádraig McGarrigle +44 7474 736967
Lewis Chong +44 7927 583187